
<ARTICLE> 5
<LEGEND>
<EXHIBIT 27_R95>
</LEGEND>
<MULTIPLIER> 1,000,000

<PERIOD-TYPE>                   YEAR                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1995             DEC-31-1996
<PERIOD-END>                               DEC-31-1995             MAR-31-1996
<CASH>                                              15                      48
<SECURITIES>                                         0                       0
<RECEIVABLES>                                      639                     835
<ALLOWANCES>                                        22                      23
<INVENTORY>                                        228                     302
<CURRENT-ASSETS>                                   930                    1823
<PP&E>                                            5658                    7303
<DEPRECIATION>                                    2921                    3431
<TOTAL-ASSETS>                                    4134                    7099
<CURRENT-LIABILITIES>                             1029                    2658
<BONDS>                                            933                    1469
<PREFERRED-MANDATORY>                                0                       0
<PREFERRED>                                          0                       0
<COMMON>                                             1                       2
<OTHER-SE>                                        1120                    1604
<TOTAL-LIABILITY-AND-EQUITY>                      4134                    7099
<SALES>                                           3146                    1090
<TOTAL-REVENUES>                                  3146                    1090
<CGS>                                             1777<F1>                 629<F1>
<TOTAL-COSTS>                                     1777<F1>                 629<F1>
<OTHER-EXPENSES>                                   279<F1>                 101<F1>
<LOSS-PROVISION>                                     0                       0
<INTEREST-EXPENSE>                                 116                      50
<INCOME-PRETAX>                                    432                      32
<INCOME-TAX>                                       122                       2
<INCOME-CONTINUING>                                310                      30
<DISCONTINUED>                                       0                       0
<EXTRAORDINARY>                                      0                       0
<CHANGES>                                            0                       0
<NET-INCOME>                                       262                      17
<EPS-PRIMARY>                                     1.89<F2>                 .12<F2>
<EPS-DILUTED>                                     1.82<F2>                 .11<F2>

<F1>Cost of goods sold and total costs are exclusive of depreciation and amortization which is shown on the other expense line in the Financial Data Schedule.
<F2>Effective in 1997, SFAS No. 128 established new standards for computing and presenting earnings per share (EPS). In the Financial Data Schedule, Praxair's Basic EPS is presented on the "EPS-Primary" line and Diluted EPS is presented on the "EPS-Diluted" line. Diluted EPS is consistent with Praxair's previously disclosed amounts. Although it is not required, Praxair is submitting Financial Data Schedules for the year ended December 31, 1995 and the three month period ended March 31, 1996 in order to facilitate investor analysis.

